EXHIBIT 99.2

CONSENT OF DIANNE HURLEY

NorthStar/RXR New York Metro Income, Inc. (the “Company”) intends to file a Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) registering shares of its common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: November 26, 2014

/s/ Dianne Hurley
Dianne Hurley